Exhibit 99.1

Federal-Mogul Enters into Definitive Merger Agreement
with Icahn Enterprises L.P.

Southfield, Michigan, and New York, New York, September 6, 2016 — Federal-Mogul Holdings Corporation (NASDAQ: FDML) (“Federal-Mogul”) and Icahn Enterprises L.P. (NASDAQ: IEP) (“Icahn Enterprises”) today announced that Federal-Mogul had entered into an Agreement and Plan of Merger (the “Merger Agreement”) with a subsidiary of Icahn Enterprises, Federal-Mogul’s majority shareholder, pursuant to which Icahn Enterprises will offer to purchase all of the outstanding shares of Federal-Mogul common stock not owned by Icahn Enterprises or its affiliates, in an all-cash transaction for $9.25 per share.  The all-cash offer represents a premium of 86 percent above Federal-Mogul’s closing share price of $4.98 on February 26, 2016, the business day prior to Icahn Enterprises’ original proposal of $7.00 per share.  The Merger Agreement has been unanimously approved by the Boards of Directors of both companies, the Audit Committee of Icahn Enterprises and the Special Committee of independent directors previously established by Federal-Mogul’s Board of Directors to review and evaluate Icahn Enterprises’ proposal.  The transaction is structured as a tender offer followed by a merger.

Federal-Mogul’s Board of Directors, upon the unanimous recommendation of the Special Committee of independent directors, has unanimously recommended that Federal-Mogul stockholders (other than Icahn Enterprises and its affiliates) accept the offer and tender their shares.

Upon consummation of the transaction, Federal-Mogul will be an indirect wholly-owned subsidiary of Icahn Enterprises.  If the transaction is completed, Federal-Mogul will become a privately held company and its common shares will no longer be listed on the NASDAQ or any public market.  Consummation of the transaction is subject to a “majority of the minority” minimum condition and other customary conditions.

Federal-Mogul, headquartered in Southfield, Michigan, has been a leading global supplier of products and services to the world’s manufacturers and servicers of vehicles and equipment since 1899.  The company serves customers in the automotive, light, medium and heavy-duty commercial, marine, rail, aerospace, power generation and industrial markets.  Federal-Mogul operates two independent business divisions, each with a chief executive officer reporting to Federal-Mogul’s Board of Directors.

Forward-Looking Statements

Statements in this press release may contain, in addition to historical information, certain forward-looking statements. Some of these forward-looking statements may contain words like “believe,” “may,” “could,” “would,” “might,” “possible,” “should,” “expect,” “intend,” “plan,” “anticipate,” or “continue,” the negative of these words, other terms of similar meaning or they may use future dates. Forward-looking statements in this document include without limitation statements regarding the planned completion of the offer and the merger. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: statements regarding the anticipated benefits of the transaction; statements regarding the anticipated timing of filings and approvals relating to the transaction; statements regarding the expected timing of the completion of the transaction; the percentage of Federal-Mogul’s stockholders tendering their shares in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees and customers; stockholder litigation in connection with the transaction resulting in significant costs of defense, indemnification and liability; and other risks and uncertainties discussed in Federal-Mogul’s and Icahn Enterprises’ filings with the SEC, including the “Risk Factors” sections of their Annual Reports on Form 10-K for the year ended December 31, 2015 and subsequent quarterly reports on Form 10-Q, as well as the tender offer documents to be filed by affiliates of Icahn Enterprises and the Solicitation/Recommendation Statement and Schedule 13E-3 Transaction Statement to be filed by Federal-Mogul and Icahn Enterprises. Neither Federal-Mogul nor Icahn Enterprises undertakes any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

About Federal-Mogul

Federal-Mogul Holdings Corporation (NASDAQ: FDML) is a leading global supplier of products and services to the world’s manufacturers and servicers of vehicles and equipment in the automotive, light, medium and heavy-duty commercial, marine, rail, aerospace, power generation and industrial markets. Federal Mogul’s products and services enable improved fuel economy, reduced emissions and enhanced vehicle safety.

Federal-Mogul operates two independent business divisions, each with a chief executive officer reporting to Federal-Mogul’s Board of Directors.

Federal-Mogul Powertrain designs and manufactures original equipment powertrain components and systems protection products for automotive, heavy-duty, industrial and transport applications.

Federal-Mogul Motorparts sells and distributes a broad portfolio of products through more than 20 of the world’s most recognized brands in the global vehicle aftermarket, while also serving original equipment vehicle manufacturers with products including braking, wipers and a range of chassis components. The company’s aftermarket brands include BERU®* ignition systems; Champion® lighting, spark plugs, wipers and filters; Interfil® filters; AE®, Fel-Pro®, FP Diesel®, Goetze®, Glyco®, Nüral®, Payen® and Sealed Power® engine products; MOOG® chassis components; and Ferodo®, Jurid® and Wagner® brake products and lighting.

Federal-Mogul was founded in Detroit in 1899 and maintains its worldwide headquarters in Southfield, Michigan. The Company has more than 53,000 employees globally. For more information, please visit www.federalmogul.com

*BERU is a registered trademark of BorgWarner Ludwigsburg GmbH

About Icahn Enterprises L.P.

Icahn Enterprises L.P. (NASDAQ: IEP), a master limited partnership, is a diversified holding company engaged in ten primary business segments: Investment, Automotive, Energy, Metals, Railcar, Gaming, Mining, Food Packaging, Real Estate and Home Fashion.

Additional Information

The tender offer described above has not yet commenced. This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. This communication is for informational purposes only. The tender offer transaction to be commenced by Icahn Enterprises will be made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, a related Letter of Transmittal, a joint Schedule 13E-3 and other offer materials) filed by a subsidiary of Icahn Enterprises with the U.S. Securities and Exchange Commission (SEC). In addition, Federal-Mogul will file a Solicitation/Recommendation statement on Schedule 14D-9 with the SEC related to the tender offer. Prior to making any decision regarding the tender offer, Federal-Mogul shareholders are strongly advised to read the Schedule TO (including the Offer to Purchase, a related Letter of Transmittal, the joint Schedule

13E-3 and other offer materials) and the related Solicitation/Recommendation statement on Schedule 14D-9. Federal-Mogul shareholders will be able to obtain the Schedule TO (including the Offer to Purchase, a related Letter of Transmittal, the joint Schedule 13E-3 and other offer materials) and the related Solicitation/Recommendation statement on Schedule 14D-9 at no charge on the SEC’s website at www.sec.gov. In addition, Schedule TO (including the Offer to Purchase, a related Letter of Transmittal, the joint Schedule 13E-3 and other offer materials) and the related Solicitation/Recommendation statement on Schedule 14D-9 may be obtained free of charge from the information agent for the tender offer.  Stockholders may also obtain, at no charge, any such documents filed with or furnished to the SEC by Federal-Mogul under the “Investor Relations” section of Federal-Mogul’s website at www.federalmogul.com. STOCKHOLDERS ARE ADVISED TO READ THESE DOCUMENTS, INCLUDING ANY SOLICITATION/RECOMMENDATION STATEMENT OF FEDERAL-MOGUL AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES INTO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.

###

CONTACT:

Federal-Mogul Investor Relations	Federal-Mogul Media
Jim Zabriskie	Susan Fisher
Federal-Mogul Holdings Corporation	Federal-Mogul Holdings Corporation
+1 (248) 354-8673	+1 (248) 354-0926

Icahn Enterprises Investors:
SungHwan Cho, Chief Financial Officer
(212) 702-4300